SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]

Exhibit 1

Fifth Amendment to Initial License Agreement

This Fifth Amendment to the Initial License Agreement (the "Fifth Amendment") is made and entered into as of October . 2023 ("Fifth Amendment Effective Date") between ABT Holding Company ("ATHX"), a Delaware corporation having its principal place of business at 320l Carnegie Avenue, Cleveland, OH 44115 and a wholly-owned subsidiary of Athersys, Inc. ("Athersys"), and HEALIOS, K.K. ("Healios"), a Japanese company having its principal place of business at Hibiya Mitsui Tower 12F, 1-1-2 Yurakucho Chiyoda-ku, Tokyo 100-0006, Japan, and solely with respect to the guarantee set forth herein, Athersys.

WHEREAS, the Parties entered into the Initial License Agreement effective as of January 8, 2016, which was subsequently amended pursuant to (1) the First Amendment to License Agreement dated July 21, 2017; (2) the Second Amendment to License Agreement dated September 19, 2017;

(3) the Third Amendment to License Agreement dated June 6, 2018; and (4) the Fourth Amendment to Initial License Agreement, executed in connection with the Comprehensive Framework Agreement for Commercial Manufacturing and Ongoing Support, effective as of August 5, 2021.

WHEREAS, the Parties have entered into the Initial License Agreement, under the terms and conditions of which the Parties continue to perform;

WHEREAS, ATHX has entered into that certain Forbearance, Restructuring and Settlement Agreement dated as of May 17, 2023 by and among Lonza Netherlands B.V., Lonza Bioscience Singapore LTD, ATHX and the other parties thereto (the "Forbearance Agreement") pursuant to which, among other things, Lonza (as defined in the Forbearance Agreement) has certain rights set forth in Section 2 thereof (the "Lonza Rights"); and

WHEREAS, the Parties wish to amend certain provisions of the Initial License Agreement to expand Healios' Territoryfor the ARDS Field; and

NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiencyof which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	The definition of "Territory" shall be amended as follows:

The term "Territory" shall mean (1) the entire world with respect to the ARDS Field; and (2) Japan with respect to the lschemic Stroke Field.

2.	Section 2.1 shall be replaced with the following language:

Subject to the terms and conditions of this Agreement, ATHX grants to Healios, under the ATHX MultiStem Background Patents and ATHX MultiStem Background Know How (collectively "ATHX MultiStem Background IP"), an exclusive, non-transferable and non-assignable (except as provided pursuant to Section Error! Reference source not found.) license to research, develop, use, distribute, promote, market, offer for sale, sell and import Products in the Territory solely for and in the Primary Field, provided, that this license is subject to the Lonza Rights solely with respect to the ARDS Field outside of Japan. The foregoing license includes the right to sublicense (a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliates to develop (including to conduct clinical trials) and distribute, promote, market, offer for sale, se11 and import Products in the Primary Field in the Territory and for such purpose and (b) without requiring consent of ATHX but with advance, written notice to ATHX, to all other non-Affiliates of Healios or for any other purpose.

3.	Section 2.2 of the Initial License agreement shall be replaced by the following language:

Subject to the terms and conditions of this Agreement, ATHX grants to Healios under the ATHX MultiStem Background IP, a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to make and have made Products worldwide solely for use in the Primary Field in the Territory or for sale to ATHX, its affiliates or licensees provided, that this license is subject to the Lonza Rights solely with respect to the ARDS Field outside of Japan. The foregoing license includes the right to sublicense(a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliate to make and have made Products for such purpose and

(a)	without requiring consent of ATHX , but with advance, written notice to ATHX, to a11 other non-Affiliates of Healios or for any other purpose.

4.    Schedules 1 and 2 to the Initial License Agreement as previously amended in the Third Amendment to the License Agreement shall be replaced by the attached Amended Schedules 1 and 2.

5.	Section 3.1 shall be replaced with the following language:

Subject to the terms and conditions of this Agreement, ATHX shall grant, and hereby grants immediately upon the existence of any Foreground IP of ATHX, to Healios, an exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license under Foreground IP of ATHX to research, develop, use, distribute, promote, market, offer for sale, sell and import Products in the Territory solely for and in the Primary Field provided, that this license is subject to the Lonza Rights solely with respect to the ARDS Field outside of Japan. The foregoing license includes the right to sublicense (a) without consent of ATHX, to Affiliates of Healios and to contractors engaged by Healios or its Affiliate to develop (including to conduct clinical trials) and distribute, promote, market, offer for sale, sell and import Products in the Primary Field in the Territory and for such purpose and (b) without requiring consent of ATHX, but with advance, written notice to ATHX, to all other non-Affiliates of Healios or for any other purpose.

6.	Section 3.2 of the Initial License agreement shall be replaced by the following language:

Subject to the terms and conditions of this Agreement, ATHX grants to Healios under the Foreground IP of ATHX, a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) lice nse to make and have made Products worldwide solely for use in the Primary Field in the Territory or for sale to ATHX, its affiliates or licensees provided that this license is subject to the Lonza Rights solely with respect to the ARDS Field outside of Japan. The foregoing license includes the right to sublicense

(a)

without consent of ATHX, to Affiliates ofHealios and to contractors engaged by Healios or its Affiliate to make and have made Products for such purpose and (b) without requiring consent of ATHX , but with advance, written notice to ATHX, to all other non Affiliates of Healios or for any other purpose.

7.	The first sentence of Section 6.2 shall be replaced as follows:

As between the Patties, ATHX shall have the right to register and maintain the Trademark for the Product at competent authorities in the Territory including the Japan Patent Office and/or other patent or trademark offices as appropriate under the circumstances.

8.	Section 7.5 shall be replaced in its entirety with the following language:

7.5

Healios shall pay to ATHX, in addition to the milestone payments under Sections 7.3 and 7.4, the following ("ARDS Development Milestone Payments"), which shall be non-refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement:

(a)	$10,000,000 US Dollars within 30 days filing for Conditional Approval or Full Approval for the first ARDS Product in Japan; and

(b)	at Healios' election within 30 days after the first Conditional Approval or Full Approval of any ARDS Product in Japan, either:

(i)	(A)$15,000,000 US Dollars upon the first Net Sales in Japan of any ARDS Product after a Conditional Approval; and

(B)	$25,000,000 US Dollars upon the first Net Sales in Japan of any ARDS Product after a Full Approval;

or

(ii)	(A) $20,000,000 US Dollars upon (x) Conditional Approval or (y) Full Approval obtained without a prior Conditional Approval of an ARDS Product; and

(B)	$10,000,000 US Dollars upon Net Sales of ARDS Products of¥12,000,000,000 Japanese Yen (JPY);

provided, however, that if a payment under Section 7.5(b)(ii)(A) is not made within 30 days after the first Conditional Approval or Full Approval of an ARDS Product in Japan, then Healios shall be deemed to have elected the foregoing option under Section 7.5 (b)(i);

(c)	$15,000,000 US Dollars within 30 days of receiving Conditional Approval or Full Approval for the first ARDS Product in the United States; and

(d)	$5,000,000 US Dollars within 30 days of receiving Conditional Approval or Fu ll Approval for the first ARDS Product in the European Union.

(e)	$5,000,000 US Dollars within 30 days of receiving Conditional Approval or Full Approval for the first ARDS Product in the first country outside of Japan, the United States, and the European Union.

9.	Section 7.6 shall be replaced in its entirety with the following:

Healio s s hall pay to ATHX the following sales milestone payments upon first achievement of the Net Sales of ARDS Products provided in Table 7.6.1 with respect to Net Sales in Japan (the "Japan ARDS Sales Milestone Payments") and Table 7.6.2 with respect to Net Sales in the rest of the world (i.e., anywhere but Japan) (the "Restof World ARDS Sales Milestone Payments"). The milestone payments set forth in Tables 7.6.l and 7.6.2 shall be non refundable, non-creditable towards future royalties or any other payments due from Healios under this Agreement and shall be due within 45 days from the end of the calendar quarter in which the milestone is achieved:

Table 7.6.1-Japan ARDS Sales Milestone Payments
Net Sales of Products in Japan	Milestone Payment
≥ 75 ,000,000,000 JPY in the ARDS Field in any 4 consecutive calendar quarters.	$25,000,000 US Dollars
≥125,000,000,000 JPY in the ARDS Fie ld in any 4 consecutive calendar quarters.	$50,000,000 US Dollars
≥ 200 ,000 ,000 ,000 JPY in the ARDS Field in any 4 consecutive calendar quarters.	$100,000,000 US Dollars

Table 7.6.2-Rest of World ARDS Sales Milestone Payments
Net Sales of Products outside Japan	Milestone Payment
≥$100,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$2,500,000 US Dollars
≥$200,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$5,000,000 US Dollars
≥$400,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$10,000,000 US Dollars
≥$600,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$15,000,000 US Dollars
≥$750,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$17,500,000 US Dollars
≥$1,000,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$25,000,000 US Dollars
≥$2,000,000,000 US Dollars in the ARDS Field in any 4 consecutive calendar quarters.	$50,000,000 US Dollars

10.	Section 7.8 shall be replaced in its entirety with the following:

7.8	Royalties will be addressed as follows:

(a)

As partial consideration for the rights granted, and in addition to any payments due under Sections 7.1 -7.7, Healios shall pay to ATHX royalties on the portion of Net Sales of Products in a calendar year at the rates set forth in Table 7.8 below on (i) all Net Sales in Japan of 3D product, whether as an ARDS Product or lschemic Stroke Product, and (ii) all Net Sales in Japan of 2D Products starting six (6) years after the first sale following Conditiona l Approval or Full Approval of any ARDS Product or lschemic Stroke Product in the Territory.

Table 7.8 -Royalty Rates for Japan
Net Sales of Products in Japan	Royalty Rate
≤20 billion JPY	10%
> 20 billion and ≤ 30 billion JPY	12%
> 30 billion and ≤ 40 billion JPY	14%
> 40 billion and ≤ 50 billion JPY	16%
> 50 billion JPY	18%

The foregoing rates will be applied on an incremental basis throughout a calendar year. For examp le, if Net Sales for a certain calendar year is JPY 22 billion, the royalty will be: (JPY 20 billion) x 0.l 0+(JPY 2 billion) x 0.12 =JPY 2.24 billion.

Healios shall pay to ATHX royalties on the portion of Net Sales of ARDS Products outside of Japan in a calendar year at a rate of 5%. Royalties shall be payable from the first commercial sale until the last to expire of the ATHX MultiStem Background Patents and ATHX MAPC Background Patents collectively in a given jurisdiction or, if no ATHX MultiStem Background Patents and/or ATHX MAPC Background Patents have issued in a given jurisdictio n, as to that jurisdiction, ten (10) years from the first commercial sale.

(b)

The term "AGM' means the average gross margin (Net Sales minus cost of goods sold) per unit of 2D Product as calculated for a calendar quarter by Healios in accordance with IFRS as consistently applied. Subject to Section 7.8(a) above, until 3 years after the first sale following Conditional Approval or Full Approval of any 2D Product, whether as an ARDS Product or Ischemic Stroke Product, for each 2D Product for whic h the AGM is (i) greater than 5.5 million JPY, Healios will pay to ATHX the amount of royalties that would be due if calculated under Section 7.8(a) above ("Full Royalties" ) for s uch sales and (ii) less than 5.5 million JPY, Healio s w ill pay to ATHX royalties based upon the following formula:

Royalties = Greater of (1) zero and (2) (Full Royalties minus AGM Reduction) wherein,

"AGM Reduction " is equal to A minus B, wherein "A" is eq ual to 5.5 million JPY multiplied by the number of 2D Products sold during the calendar quarter being reported, and "B" is equal to the actual AGM of such 2D Products multiplied by such number of Products.

For the avoidance of any doubt, if during such 3-year period Healios begins sales of 3D Product in Japan, then Full Royalties will accrue as to such 3D Product.

(c)	Subject to Section 7.8(a) above, upon and after 3 years after the first sale following Conditi ona l Approval or Fu ll Approval of any 2D Product, whether as an ARDS Product or Jschemic Stroke Product , the royalties due shall be calculated as the greater of(i) the royalties that would be due if calculated under Section 7.8(b) above or (ii) the amount that would be due if calculated under Section 7.8(a) using royalty rates at 50% of the Full Royaltie s. For the avoidance of any doubt, if during such 3-yearperiod Healios begins sales of 3D Product in Japan, then Full Royalties will accrue as to such 3D Product.

11.	Section 8.1 shall be replaced with the following language:

8.l         Healios shall be responsible to file applications for and to obtain and hold Conditional Approvals and Full Approvals for the Products in the Territory applicable to such Products, as well as application for regulatory price listings for the Products in the Territory applicable to such Products if required. Healios shall be the responsible Patty for funding and conducting all clinical studies for the Products in the Territory applicable to such Products. ATHX, at its discretion upon the request of Healios, will consult with and provide information and advice to Healios to support Healios' regulatory and development activities within the Primary Field.

12.	The first sentence of Sect io n 8.2 shall be replaced by the following language:

ATHX remains responsible to file applications for approval and to obtain and hold all regulatory app rovals for Products in the Primary Field outside the Territory applicable to such Products, at its discretion.

13.	Section 9 shall be replaced with the followi ng language:

9.1    In order to develop, to file applications for and to obtain and hold Conditional Approvals and Full Approvals for the Products in the Territory as smoothly and expeditiously as possible, ATHX and Healios shall establish a Joint Development Committee (the "JDC ' ) as a body for discussion and decision about all important courses of action to take in due course after the Effective Date; provided that ATHX shall not be in breach if it is unable to fulfill its obligations as a result of insufficient staff or financial resources and during the period that such condition exists Healios will have the right to make the decisions which the JDC is empowered to make.

9.2	Agenda of the JDC will cover the following:

(a)    Determination of an overall development plan of Products in the Territory and the life cycle management such as commencement and/or discontinuance of development of such Products in the Territory;

(b)    Reporting and review of the progress of the development plan of Products in the Territory, and revision, if necessary, of such plan; and

(c)	Reporting and review of the application strategy for the approval of the Products in the Territoryand the strategy for filing of application thereof and for the NHI Price listings.

9.3    The JDC shall consist of 6 representatives appointed respectively by each Party, 3 representatives from ATHX and 3 representatives from Healios. Such representatives shall be at a senior management level, and may be changed by either Party appointing them. A chairperson of the JSC shall be appointed by Healios from its representatives.

9.4    The meetings of the JDC shall be held twice per year as an ordinary meeting and at any time upon reasonable request from either Party as an extraordinary meeting for any urgent matters.

9.5    In the case of failure to form unanimity in the JDC, decisions shall be made by vote as follows: (i) ATHX representatives will collectively have one vote; (ii) Healios representatives will collectively have one vote; and (iii) in the event of a tie, the chairperson of the JDC will have the tie-breaking vote, subject to Section 0.

9.6    When a decision of JDC is reasonably expected to have a material effect on ATHX's develop ment, reimbursement, pricing or commercialization outside the Primary Field or the Territory, the chairperson of the JDC shall fairly and reasonably consider the material effect of such a decision. When either Party is dissatisfied with the judgment, the Party may submit such dispute to mediation in accordance with the mediation rules of the International Chamber of Commerce. The place of mediation shall be Tokyo. The language to be used in the mediation shall be English. If the Paities cannot agree upon the course of action to be taken as a result of such mediation, either Party may submit the dispute for final resolution by arbitration pursuant to Section Error! Reference source not found.. Unless and until such dispute is finally resolved by such arbitration or the Parties otherwise mutual agree as to the action to be taken (or not taken) regarding the disputed subject, the judgment shall have no effect and neither Party may take such action (or refrain from taking such action) that was the subject of such judgment.

14.	Section 14.4 shall be replaced with the following language:

Healios shall use commercially reasonable efforts to develop and achieve approval for the Ischemic Stroke Products in the lschemic Stroke Field in the Territory and the

ARDS Products in the ARDS Field in the Territory. Following any such approval, Healios shall use commercially reasonable efforts to commercialize such Products in the Primary Field throughout the Territory. Without limiting the foregoing, if Healios for a period of 12 months fails to (a) engage in any material development activities to obtain approval of Products in at least one country in the Tenitory or (b) commercialize, promote, market, distribute, offer for sale and sell Products in at least one country in the Territory, such failure shall constitute a breach of this Section and a material breach of this Agreement subject to termination under Section 13.3. In any such event, ATHX may elect to terminate this Agreement in its entiretyor in part only with respect to the particular subset of Products that are the subject of the breach.

Upon execution of this Fifth Amendment by the Parties, this Fifth Amendment shall be made a part of and shall be incorporated by reference into the Initial License Agreement. All defined terms used but not defined in this Fifth Amendment shall have the meanings ascribed to them in the Initial License Agreement or in previous amendments to the Initial License Agreement. All terms and conditions of the Initial License Agreement not amended hereby shall remain in full force and effect and are hereby ratified by the Parties.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

ABT Holding Company	Healios K.K.
By: /s/ Daniel Camardo	By: /s/ Tadahisa Kogimoto
Date: October 10, 2023	Date: October 10, 2023
Name: Daniel Camardo	Name: Tadahisa Kagimoto
Title: CEO	Title: CEO

UNDERTAKING AND GUARANTEE BY ATHERSYS, INC.
Athersys, Inc. hereby irrevocably guarantees the performance of all of ATHX's obligations under this Agreement.
Athersys, Inc.
By: /s/ Daniel Camardo
Date: October 10, 2023
Name: Daniel Camardo
Title: CEO